06/19/2000 - 16:24:11

Patent:CA 2065912

     FUEL LIMITING METHOD AND APPARATUS FOR AN INTERNAL COMBUSTION VEHICLE

     METHODE DE LIMITATION DE CARBURANT ET APPAREIL POUR VEHICULE A MOTEURA
                               COMBUSTION INTERNE

Inventors (Country):               Fosseen, Dwayne   (United States)
Owners (Country):                  Fosseen, Dwayne   (United States)
Applicants (Country):              Fosseen, Dwayne   (United States)
Agent:                             Borden Elliot Scott & Aylen
Issued on:                         June 1 , 1999
Filed on:                          Apr. 13, 1992
Laid open on:                      Oct. 23, 1992
Examination requested:             July 28, 1995
International Class (IPC):         F02D 33/00
Patent Cooperation Treaty (PCT):   No

                           Application priority data

Application No.:                   688,306
Country:                           United States
Date:                              Apr. 22, 1991
Availability of licence:           N/A
Language of filing:                English

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ABSTRACT:

A method and apparatus for limiting the fuel to an internal combustion engine to reduce emissions of the engine. Means responsive to one or more operating conditions of the engine are provided for adjustably setting the maximum open position of a throttle of the engine so as to reduce and limit the maximum fuel volume flow rate to the engine. The operating conditions include the fuel flow rate called for by an accelerator, the condition of the transmission of a vehicle in which the engine is installed, the slope or incline on which the vehicle is located, the vehicle speed, and the speed and direction of any wind.

Patent Document Number 2065912 :
FUEL LIMITING METHOD AND APPARATUS FOR AN INTERNAL COMBUSTION VEHICLE

METHODE DE LIMITATION DE CARBURANT ET APPAREIL POUR VEHICULE A MOTEURA COMBUSTION INTERNE

CLAIMS:

THE EMBODIMENTS OF THE INVENTION IN WHICH AN EXCLUSIVE PROPERTY OR PRIVILEGE IS CLAIMED ARE DEFINED AS FOLLOWS:

     1. Fuel limiting apparatus for an internal combustion engine operably connected to a transmission capable of being operated in a first gear and a second gear, the apparatus including throttle means through which fuel is supplied to the engine controlled by an accelerator, said apparatus comprising:
a. means for limiting to a first value the maximum fuel flow rate through the throttle means called for by the accelerator to thereby reduce maximum power output of the engine to a first power output, wherein said first power output is less than an unrestricted power output of the engine resulting from an unrestricted fuel flow through the throttle; b. means for increasing to a second value the maximum fuel flow rate through the throttle means called for by the accelerator to thereby increase said maximum power output of the engine to a second power output, said second power output being greater than said first power output; c. wherein said first value limiting means reduces said maximum power output of the engine to said first power output when the transmission is being operated in the first gear; and d. wherein said second value increasing means increases the maximum power output of the engine to said second power output when the transmission is being operated in the second gear.

     2. Fuel limiting apparatus for an internal combustion engine installed in a vehicle, the engine including throttle means through which fuel is supplied to the engine controlled by an accelerator, said apparatus comprising: a. means for limiting to a selected one of a plurality of fixed values the maximum fuel flow rate through the throttle means called for by the accelerator to thereby reduce the maximum power output of the engine; b. means for sensing the incline of the vehicle; and c. wherein said maximum fuel flow rate is adjusted in response to vehicle acceleration according to a preselected schedule.

     3. Fuel limiting apparatus as defined in claim 1 wherein the engine is installed in a vehicle and further comprising means for sensing the acceleration of the vehicle and wherein said selected fixed value of said maximum fuel flow rate is adjusted in response to vehicle acceleration according to the preselected schedule.

     4. Fuel limiting apparatus as defined in claim 1 wherein said selected fixed value of said maximum fuel flow rate results in a decrease in emissions from said engine.

     5. Fuel limiting apparatus as defined in claim 1 wherein said second power output is equal to said unrestricted power output of the engine resulting from said unrestricted fuel flow through the throttle.